Exhibit 99.1

FOR IMMEDIATE RELEASE

Urologix Announces Signing of an Exclusive Worldwide License

for the Prostiva RF Therapy System for BPH

•	Urologix becomes the leading provider of in-office solutions for the early and effective treatment of obstructive urinary conditions due to benign prostatic hyperplasia (BPH)
•	Diversifies revenue base with potential for significant operating leverage
•	Provides a strategic growth platform while expanding sales coverage and customer base
•	Combined revenues in fiscal 2012 expected to be in the range of $18 to $20 million

MINNEAPOLIS — September 6, 2011 — Urologix®, Inc. (NASDAQ:ULGX), the manufacturer and marketer of minimally invasive Cooled ThermoTherapy™ (CTT) for the treatment of BPH, announces the signing of an Exclusive Worldwide License for the Prostiva® RF Therapy System from Medtronic, Inc.(NYSE: MDT). Prostiva RF (Radio Frequency) Therapy is a transurethral needle ablation device that is 510(k) cleared for the treatment of BPH and is most commonly used in the urologist’s office.

The license agreement is for a 10-year term and includes the rights to manufacture and market the Prostiva product line in consideration for an upfront license fee and ongoing royalties. The combination of Prostiva RF Therapy with Cooled ThermoTherapy will allow Urologix to offer urologists a broad in-office BPH solution set and will expand Urologix’ addressable patient population.

“After nearly 15 years, office-based thermotherapies have a well-established place in the urologist's BPH treatment armamentarium,” stated William J. Utz, MD FACS, Asst. Clinical Professor of Urology, University of Minnesota. “Of the vast number of technologies introduced, only two have stood the test of time—remaining both market leaders and technological gold standards: CTT and Prostiva. It makes sense that these two technologies join forces under one roof offering urologists the clinical benefit of nondrug treatment alternatives to our symptomatic BPH patients."

Over nine million men are diagnosed with symptomatic BPH in the United States. BPH, commonly referred to as an enlarged prostate, frequently leads to clinically significant bladder outlet obstruction that, if left unresolved, can result in acute urinary retention (AUR), recurrent infections, bladder stones and in rare cases kidney damage or permanent urinary symptoms. Unfortunately many patients taking BPH drugs continue to experience clinically significant or worsening bladder outlet obstruction and symptoms due to their BPH.

“Urologix is committed to providing safe, effective and durable, in-office treatment solutions for patients suffering from BPH. The Prostiva RF Therapy System, like Urologix’ proven market leading Cooled ThermoTherapy (CTT), provides an ideal early treatment option for BPH-related obstructive urinary conditions,” stated Stryker Warren Jr., Urologix CEO. “This license is consistent with our strategy to expand our presence in urology offices and leverage the breadth of our product platform through effective market development efforts.”

Urologix has begun a national marketing initiative, “Think Outside the Pillbox!” which draws attention to minimally invasive therapy as a non-surgical alternative to drugs for the silently suffering BPH patient on medical therapy. CTT and Prostiva both enable this early intervention approach.

“The use of both the CTT and Prostiva technologies has been an integral part of my treatment algorithm for my BPH patients for several years with a high success rate and very satisfied patients,” stated J. Randolf Beahrs, MD, a St. Paul, Minn. urologist. “I am pleased one company will provide both technologies—as I have come to depend upon Urologix for both quality products and reliable service. I view both of these therapies as safe, effective and durable, urethral sparing treatments that represent a meaningful non-surgical alternative for the silently suffering BPH patient on chronic drugs.”

Investor Call Information

Urologix will host a conference call to discuss the Exclusive Worldwide License Agreement for Prostiva RF Therapy Tuesday, September 6, 2011 at 9:30 a.m. Central Daylight Time. To listen to the call, please dial 1-866-783-2146 and enter the Participant Passcode 29969293 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call. A replay of the call will be available until September 13, 2011. To listen to the replay, please dial 1-888-286-8010 and enter the Participant Passcode 33886814.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’ Cooled ThermoTherapy produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort while providing safe, effective, lasting relief of the symptoms and obstruction due to BPH. Urologix’ Cooled ThermoTherapy products include the CoolWave® and Targis® Control Units, CTC Advance®, Targis® and Prostaprobe® catheter families.

About Prostiva RF Therapy

Urologix is the distributor of the Prostiva RF product line. The Prostiva RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, which reduces constriction of the urethra, thereby relieving BPH voiding symptoms. Over 100,000 procedures have been performed in the last 10 years and the therapy is supported by multiple peer reviewed published articles demonstrating safety and efficacy through 5 years of follow-up.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the expected benefits to the Company and urologists from the license of the Prostiva® RF Therapy System, the Company’s future revenue and operating performance, and the effectiveness of the Company’s sales and marketing strategies. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements, including, among other things, the ability of the Company to successfully integrate the Prostiva product into its business to achieve expected benefits of the transaction, the full and timely completion of the transition services, the need to retain the Prostiva sales personnel and retrain all personnel on both product platforms, and the ability of the Company’s two product lines to compete with manufacturers of BPH drugs, as well as the risk factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

Contacts: Stryker Warren Jr, CEO (763) 475-1400; Gregory Fluet, COO (763) 475-1400; and, Brian Smrdel, CFO (763) 475-1400.